EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Owens-Illinois, Inc.  2004 Equity Incentive Plan for Directors of Owens-Illinois, Inc. of our reports dated March 1, 2007, with respect to the consolidated financial statements and schedule of Owens-Illinois, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Owens-Illinois, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Owens-Illinois, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Toledo, Ohio
May 11, 2007